Contact:	EVC Group	RITA Medical Systems, Inc.
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415-896-6820
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Steve DiMattia
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646-277-8706

RITA MEDICAL SYSTEMS APPOINTS STEVE LAPORTE TO BOARD OF DIRECTORS

Retired Medtronic Executive Brings 26 Years of Medical Device Experience to the Board

FREMONT, Calif., Oct. 5, 2005, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced it has appointed former Medtronic, Inc. executive Steve LaPorte, 55, to serve as a director on RITA’s Board of Directors. Mr. LaPorte was appointed by a unanimous vote of the Board of Directors to fill a vacant position on RITA’s board created by the recent retirement of Mr. Robert D. Tucker, 71.

Mr. LaPorte brings 26 years of experience in the medical device industry and spent the past 17 years as an executive at Medtronic, a global leader in medical technology. From 2002 until his retirement in August 2005, Mr. LaPorte served as the Vice President of NeuroVentures and Business Development at Medtronic. Prior to this, from 2000 to 2002, Mr. LaPorte served as Vice President and General Manager of Medtronic’s Drug Delivery Division; from 1994 to 2000, he held the position of Vice President and General Manager of Medtronic’s Electrophysiology Systems Division; and from 1988 to 1994 he was the Vice President of Operations for Medtronic’s Neurological Division.  He began his career at Medtronic in 1978.  Mr. LaPorte received his MBA from the University of Minnesota and a Bachelors of Science in mathematics and computer science from the University of Wisconsin Stevens Point.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems commented, “We are very pleased that Steve has joined the RITA Board of Directors. With a tremendous depth of experience in the medical device industry and significant expertise in launching new products and driving new markets, we believe that Steve will bring a unique and relevant perspective to the Board. We look forward to his contributions. At the same time, we wish to thank Bob Tucker for his past dedication to RITA and wish him well in his future endeavors.”

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STEVE LAPORTE APPOINTED TO RITA BOARD OF DIRECTORS
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About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release are not intended to predict the Company's future and financial operating performance. Information regarding risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements is included in the Company's filings with the Securities and Exchange Commission.

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